Exhibit 2(k)(xiii)


                                     FORM OF
                              AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                       FOR
                           PILGRIM SENIOR INCOME FUND

     WHEREAS, Pilgrim Senior Income Fund (the "Company") engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Company operates as a closed-end interval fund pursuant to Rule 23c-3 under the Act;

     WHEREAS, shares of the Company are divided into two classes of stock consisting of a class of Common Stock and a class of Preferred Stock;

     WHEREAS, shares of Common Stock of the Company are divided into four series of Common Stock designated Class A, Class B, Class C and Class Q Common Stock;

     WHEREAS, the Company has adopted, on behalf of the Fund, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund; and

     WHEREAS,  pursuant to an  Underwriting  Agreement  dated March 1, 2001, the
Company  on  behalf  of  the  Fund   employs   ING  Pilgrim   Securities,   Inc.
("Distributor") as distributor of the securities of which it is the issuer; and

     NOW, THEREFORE, the Company hereby adopts, on behalf of the Fund, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

     1. FEATURES OF THE SERIES. The Fund issues its shares of Common Stock in four series: "Class A Shares," "Class B Shares," "Class C Shares," and "Class Q Shares." Shares of each series of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each series shall have a different designation; (b) each series of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each series shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement and each series shall have separate voting rights on any matter submitted to shareholders in which the interests of one series differ from the interests of any other series. In addition, Class A, Class B, Class C, and Class Q Shares shall have the features described in Sections 2, 5 and 6 below.
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     2.   SALES CHARGE STRUCTURE.

          (a) CLASS A SHARES. Class A Shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class A Shares shall not be subject to an early withdrawal charge.

          (b) CLASS B SHARES. Class B Shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. An early withdrawal charge in such amount as is described in the Fund's current prospectus or prospectus supplement shall be imposed on Class B Shares, subject to such waivers or reductions as are described in the Fund's prospectus or supplement thereto, subject to the supervision of the Fund's Board of Trustees.

          (c) CLASS C SHARES. Class C Shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. An early withdrawal charge in such amount as is described in the Fund's current prospectus or prospectus supplement shall be imposed on Class C Shares, subject to such waivers or reductions as are described in the Fund's prospectus or supplement thereto, subject to the supervision of the Fund's Board of Trustees.

          (d) CLASS Q SHARES. Class Q Shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class Q Shares shall not be subject to an early withdrawal charge.

     3. SERVICE AND DISTRIBUTION PLANS. Class A Shares, Class B Shares and Class C Shares of the Fund have adopted a Rule 12b-1 plan each with the following terms:

          (a) CLASS A SHARES. Class A Shares of the Fund may pay Distributor monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class A Shares for service activities (as defined in paragraph (e), below) as designated by Distributor. Distributor, on behalf of Class A Shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class A Shares for service activities (as defined in paragraph (e), below) rendered to Class A shareholders.

          (b) CLASS B SHARES. Class B Shares of the Fund may pay Distributor monthly a fee at the annual rate of 1.00% of the average daily net assets of the Fund's Class B Shares for distribution or service activities (as defined in paragraph (e), below), as designated by Distributor. Distributor, on behalf of Class B Shares of the Fund, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class B Shares for service activities (as defined in paragraph (e), below) rendered to Class B shareholders.

          (c) CLASS C SHARES. Class C Shares of the Fund may pay Distributor monthly a fee at the annual rate of 0.75% of the average daily net assets of the Fund's Class C Shares for distribution or service activities (as defined in paragraph (e), below), as designated by Distributor. Distributor, on behalf of Class C Shares of the Fund, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class C Shares for service activities (as defined in paragraph (e), below) rendered to Class C shareholders.

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          (d)  CLASS Q SHARES.  Class Q Shares  of the Fund may pay  Distributor
monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q Shares for service activities (as defined in paragraph (e), below) as designated by Distributor. Distributor, on behalf of Class Q Shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q Shares for service activities (as defined in paragraph (e), below) rendered to Class Q shareholders.

          (e)  DISTRIBUTION AND SERVICE ACTIVITIES.

               (i) As used herein, the term "distribution services" shall include services rendered by Distributor as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of shares of the Fund, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Funds' shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

               (ii) As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Fund, excluding transfer agent and sub-transfer agent services for beneficial owners of shares of the Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of
Section 2830 of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Trustees, to conform to such NASD definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     4. COMPLIANCE STANDARDS. The Company desires that investors in the Fund select the sales financing method that best suits his or her particular financial situation. In this connection, Distributor may encourage Authorized Dealers to establish standards which govern sales of shares of the Fund to assist investors in making investment decisions and to help ensure proper supervision of purchase recommendations.

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     5.   ALLOCATION  OF INCOME AND  EXPENSES.  (a) The gross income of the Fund shall, generally, be allocated to each series on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each series of the Fund. These expenses include:

                    (1) Expenses incurred by the Company (for example, fees of Trustees, auditors and legal counsel) not attributable to the Fund or to a particular series of shares of the Fund ("Corporate Level Expenses"); and

                    (2) Expenses incurred by the Fund not attributable to any particular series of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

          (b) Expenses attributable to a particular series ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific series; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific series;
(iv) Blue Sky registration fees incurred by a series; (v) SEC registration fees incurred by a series; (vi) the expense of administrative personnel and services to support the shareholders of a specific series; (vii) litigation or other legal expenses relating solely to one series; and (viii) trustees' fees incurred as a result of issues relating to one series. Expenses in category (i) above must be allocated to the series for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a series but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

     Therefore, expenses of the Fund shall be apportioned to each series of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the series of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular series to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a series, it shall be charged to the Fund for allocation among series, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one series of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

     6. EXCHANGE PRIVILEGES. Shares of one series of the Fund may be exchanged for shares of that same series of any other Pilgrim fund without payment of an early withdrawal charge ("EWC") or additional front-end sales charge, if any. However, a sales charge equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund. If a shareholder exchanges and

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subsequently  redeems his or her shares for shares of another  open-end  Pilgrim fund, the EWC from the Fund will continue to apply, not the contingent deferred sales charge ("CDSC") of the fund into which shares were exchanged. Likewise, if a shareholder exchanges and subsequently redeems his or her shares from another Pilgrim fund for shares of the Fund, the amount of the CDSC, if any, will be determined by the schedule of the fund in which the original investment was made. In either an exchange out of, or into, the Fund, any applicable EWC or CDSC fee will be based on the full period of share ownership.

     7. CONVERSION FEATURES. A shareholder's Class B Shares will automatically convert to Class A Shares in the Fund on the first business day of the month in which the eighth anniversary of the issuance of the Class B Shares occurs, together with a pro rata portion of all Class B Shares representing dividends and other distributions paid in additional Class B Shares. The conversion of Class B Shares into Class A Shares may be subject to the continuing availability of an opinion of counsel or an Internal Revenue Service ruling to the effect that (1) such conversion will not constitute taxable events for federal tax purposes; and (2) the payment of different dividends on shares, respectively, does not result in the Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986. The shares so converted will no longer be subject to the higher expenses borne by Class B Shares. The conversion will be effected at the relative net asset values per share of the two series.

     8. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular series of shares will be used to justify any distribution or servicing fee or other expenses charged to that series. Expenditures not related to the sale or servicing of a particular series shall not be presented to the Trustees to justify any fee attributable to that series. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

     9.   ACCOUNTING   METHODOLOGY.   (a)  The  following  procedures  shall  be
implemented in order to meet the objective of properly allocating income and expenses:

                    (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 series of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective series to the result of that calculation.

                    (2) The fund accountant will allocate designated Class Expenses, if any, to the respective series.

                    (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective series of shares based on the net asset value of each series in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

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                    (4) The fund  accountant  shall then  complete a  worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

                    (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     10. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's underwriter or any other provider of services to the Company without the prior approval of the Company's Board of Trustees.

     11. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Company and
(b) those Trustees of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     12. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 11 hereof.

     13. LIMITATION OF LIABILITY. The Trustees of the Company and the shareholders of the Fund shall not be liable for any obligations of the Company or the Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

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